Exhibit 14

SYSTEMAX INC.

CORPORATE ETHICS POLICY

(REVISED MARCH 2010)

The Corporate Ethics Policy of Systemax Inc. (the “Company”) was prepared to provide the directors, officers, employees and other representatives of the Company and its subsidiaries (collectively “Company Representatives”) as well as the Company’s shareholders, customers, suppliers and the general public with a statement of the Company’s commitment to ethical business conduct.  This Corporate Ethics Policy applies to the Company and all of its subsidiaries on a worldwide basis.  The Company is committed to acting as a responsible and ethical corporate world citizen.  Company Representatives will conduct Company business with the highest regard for the Company’s ethical and legal obligations and with the utmost loyalty to its shareholders and customers.  It is the duty of all Company Representatives to see that these policies are followed.  Every Company Representative is expected to comply with these policies.  Failure to do so may not only harm the Company and your fellow employees, it will subject you to disciplinary action, including termination of employment under appropriate circumstances.

Summary of Duties for All Company Representatives:

•                  Avoid conflicts of interest and potential conflicts of interest between you and the Company.

•                  Do not offer or make gifts to customers (unless not of excessive value and unless for a business purpose of the Company).  Cash or cash equivalent gifts of any value are absolutely prohibited.

•                  Do not offer or make gifts or payments to or otherwise attempt to bribe or unfairly influence a government official.

•                  Do not accept gifts from suppliers, service providers, customers or competitors (unless not of excessive value).  Cash or cash equivalent gifts over $100 are absolutely prohibited.

•                  Do not compete with the Company or take personal advantage of Company business opportunities, or have significant interests in companies the Company does business with.

•                  Do not waste or misuse Company assets.

•                  Keep all non-public Company information confidential.

•                  Deal with all customers, suppliers and competitors fairly.

•                  Comply with all laws and government regulations in all countries where the Company does business including laws against non-competitive practices (antitrust laws), insider stock trading, employment discrimination, bribery and other foreign corrupt practices, workplace safety laws and export/customs laws.

•                  Disclose and record accurately any use of Company funds.

•                  Do not falsify, inflate or disguise any accounting record or other business records of the Company.

•                  Report all violations of law and/or Company Ethics Policy to appropriate Company officials (see Section 11 below) or to the Company’s Anonymous Complaint Hotline (see Section 12 below).

Policies:

1.                                       Loyalty to the Company and its Shareholders:

Company Representatives owe a duty of loyalty to the Company and to its shareholders.  The duty of loyalty includes both a duty to protect the interests of the Company and an obligation to refrain from business conduct that would injure the Company and its shareholders.

2.                                       Conflicts of Interest:

Company Representatives are required to avoid conflicts of interest, appearances of conflicts of interest and potential conflicts of interest.  A “conflict of interest” occurs when an individual’s private interest interferes in any way — or even appears to interfere - with the interests of the Company.  A conflict situation can arise when a Company Representative takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when a Company Representative, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company or has a personal interest in a transaction involving the Company (beyond merely being a Company Representative).  Company Representatives shall not allow any consideration such as the receipt of gifts or financial interests in other businesses or personal or family relationships to interfere with the independent exercise of his or her business judgment and work activities to the benefit of the Company. Company Representatives should not have significant ownership interests in, or positions with, or financial or other involvements with, the Company’s vendors, customers, or other third parties doing business with the Company, without prior written disclosure to the Company and approval by the Company’s Board of Directors or a Committee of the Board. Company Representatives shall have no ownership interest in any private company that directly competes with the Company. Company Representatives shall have no more than a one percent (1%) ownership interest in any public company that directly competes with the Company.   Loans to, or guarantees of obligations of, Company Representatives are prohibited unless permitted by law and authorized by the Board of Directors or a Committee designated by the Board.  If a Company Representative becomes aware of a potential conflict of interest he or she must communicate such potential conflict of interest to the Company.

3.                                       Gifts, Incentive Awards and Relationships with Customers, Suppliers and Service Providers:

No gift may be offered or provided to any corporate or individual customer or potential customer unless the gift is not cash or cash equivalent and also not of excessive value and is made for business purposes of the Company.  No gift of any value may be made to any government customer, government official or individual agent of a government customer.  No gift, gratuity, incentive payment or award whether in the form of cash or its equivalent, personal property, rebates or points awarded towards the entitlement to any of the foregoing (an “Incentive Award”) may be specifically offered or provided to any purchasing agent or other employee of any corporate or government customer (a “Purchasing Agent”) without the knowledge of such customer’s management.  A “gift” includes any tangible and intangible payment or gratuity such as cash, products, meals, tickets to events, services, etc.  A gift, which is by itself not of “excessive value” may be, when aggregated with other gifts from the same source, a gift that is of excessive value.

The receipt of cash or cash equivalent gifts greater than $100 are absolutely prohibited.  No gift may be solicited or accepted from any supplier or potential supplier (including any service provider), customer, competitor or any other entity that does business with the Company either directly or indirectly unless (a) the gift is not of excessive value, (b) the gift cannot be construed as a bribe, payoff or improper inducement and (c) the gift is for a business purpose of the Company. In considering whether a gift is of “excessive value” the Company will consider, among other things, the value of the gift as well as the job responsibilities and annual compensation of the gift recipient.

Any gift offered or received (for any amount) that is in cash or cash equivalent must be reported to an employee’s supervisor. Any gift offered or received that is not cash or cash equivalent and that is greater than $100 in value must be reported to an employee’s supervisor.

No gift, friendship, or other non-business aspect of any relationship with any customer or supplier should affect a Company Representative’s obligation to deal with all customers, prospective customers and suppliers in a manner consistent with the best interests of the Company.  Neither a Company Representative nor any member of his/her family may have any financial or economic involvement with the Company or with any customer or supplier of the Company (such as employment or an employment agreement, a business venture, a consulting or service agreement, or an investment other than the ownership of the stock of a publicly traded company) without prior written disclosure to the Company and approval by the Company’s Board of Directors or a Committee of the Board.

Company managers are prohibited from accepting gifts from subordinate employees unless not of excessive value.

Routine entertainment by suppliers that is business related - such as business meals, entertainment, recreation, sports outings or cultural events - is acceptable; however, Company Representatives must obtain the approval of their supervisor. It is not acceptable to solicit gifts, gratuities or business courtesies for personal benefit or the benefit of a Company employee, family member or friend. Gifts should not be accepted from a supplier or potential supplier during, or in connection with, contract negotiations. Accepting cash or cash equivalents - including checks, money orders, vouchers, gift certificates, loans, stock or stock options - is not acceptable. If a Company Representative has received gifts or favors, such person must immediately notify his or her supervisor. In some circumstances, such person may be required to return the gift with a letter explaining Company policy or, if a gift is perishable or impractical to return, such person may be required to distribute it to employees or donate it to charity, with a letter of explanation to the donor.

4.                                       Corporate Opportunities:

Company Representatives are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company.  Company Representatives owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.                                       Protection and Proper Use of Company Assets:

Company Representatives must guard against any misuse or waste of the Company’s assets or corporate opportunities.  This includes, but is not limited to, trade secrets, intellectual property rights such as trademarks and patents, product sourcing information, strategic plans, etc.  Company Representatives will refrain from the use of Company property for personal use other than on an incidental basis.  Company Representatives will comply with internal controls and procedures of the Company that are intended to allow for better management and protection of the Company’s assets.  All Company Representatives should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.

6.                                       Confidentiality:

Company Representatives must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed.

7.                                       Fair Treatment of Fellow Employees:

Company Representatives will not discriminate against any Company employee or potential employee on the basis of race, color, religion, sex, national origin, age, handicap, veteran status, marital status or sexual preference.  Company Representatives will be sensitive to the rights of all employees to work in an environment free from all aspects of illegal discrimination, including an environment free from all forms of illegal harassment.

8.                                       Fair dealing:

Company Representatives should endeavor to deal fairly and honestly with the Company’s customers, suppliers, competitors and employees and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.  Company Representatives shall not knowingly engage in conduct that results in the Company using any trade secrets, copyrights, trademarks, patents or other proprietary or confidential information belonging to a competitor.

9.                                       Compliance With Applicable Laws and Regulations of Governmental Bodies and Agencies:

The Company and all Company Representatives shall fully comply with all applicable laws and regulations, including securities laws (which require fair disclosure of the Company’s business and financial information to the public and prohibit any use of inside information about the Company in deciding to buy or sell stock of the Company, among other things), antitrust laws (which establish standards for dealing fairly with competitors, suppliers and customers), laws regarding safety in the workplace, laws relating to the preservation of the environment, laws protecting employees and prospective employees from discrimination or sexual harassment, customs laws, including country of origin marking and value laws, and other laws regulating products as well as laws prohibiting corrupt practices such as payments to public officials or improper political activities.

While the Company encourages its employees to participate in the political process, they are cautioned not to create the impression that they speak or act on behalf of the Company.  Certain U.S. and foreign laws prohibit the Company from contributing to political candidates of parties or party officials except under limited conditions.  The numerous applications of domestic and international laws to the activities of the Company cannot be set forth fully here, but all Company Representatives should be sensitive to the ongoing need to assure appropriate consideration of any activity that might violate any such laws.  Clarification of these matters can be obtained by contacting the Company’s General Counsel.

Foreign Corrupt Practices Act

Many countries have laws or rules prohibiting gifts to people who are employed by the government of that country.  In addition the U.S. Foreign Corrupt Practices Act prohibits the Company or any Company Representative from making a payment or giving anything of value to a foreign official or political party for the purpose of obtaining or retaining business.  This provision also applies to payments or offers of anything of value to intermediaries, sales representatives or agents if the Company Representative knows, or has reason to know, that the payment or offer will be used for a prohibited payment, gift or favor.  Company Representatives must obey these laws.

Export Control Laws and Regulations

It is the Company’s policy to comply with the export control laws and regulations of all countries in which the Company does business.  Compliance with these laws and regulations may result in some loss of business opportunities but a failure to comply may result in fines and penalties and loss of exporting privileges.  U.S. customs law prohibits the shipment of goods to certain countries as well as to certain designated individuals and entities while shipment (including re-export) to some other countries, persons, and/or entities requires U.S. Government license application and approval.  Consult these websites for further information.  (www.treas.gov/ofac/index.html; www.bxa.doc.gov; www.pmdtc.org).

10.                                 Maintenance of Accurate and Complete Books and Records; Financial Reporting:

Every Company Representative has an obligation to maintain accurate and complete books and records in accordance with the Company’s Standard Accounting Policies.  No false or misleading entries may be made on the Company’s books and records and no documents shall be signed without proper authorization.  No funds or assets may be used or maintained by the Company for any illegal purpose.  All transactions shall be fully and completely documented and recorded in the Company’s accounting records.  All labor, travel, material and other expenses should be recorded truthfully.  A variety of U.S.  and foreign laws govern the accurate and complete entry of accounting and financial information.  The Company and Company Representatives are to maintain all such financial records in an accurate and complete manner in accordance with such laws.

Company Representatives shall take all reasonable action within the scope of their responsibilities to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission, the New York Stock Exchange or any other applicable regulatory body or in other public communications made by the Company. Company Representatives shall not knowingly misrepresent or conceal with an intent to mislead, or cause others to misrepresent or conceal with an intent to mislead, material facts concerning the Company.

In connection with Company’s financial disclosures, Company Representatives shall take reasonable action within the scope of their responsibilities designed to cause the Company, and/or to require its personnel, as appropriate, to comply with generally accepted accounting principles and the rules and regulations of the SEC concerning financial and accounting matters; maintain books and records that accurately and fairly reflect the transactions, assets and liabilities of the Company, as required by applicable law; refrain from any financial or accounting practices or pubic financial disclosure that, while in possible technical compliance with generally accepted accounting principles and applicable law, are intended to present a misleading picture of the Company’s financial condition or results of operations or trends relating to these items; promptly report to the Audit Committee any significant or material deficiencies or weaknesses in the design or operation of the Company’s internal controls over financial reporting; promptly report to the Company’s internal audit department or the Audit Committee any information indicating that a material violation of generally accepted accounting principles or any illegal financial or accounting practices has or may have occurred; cooperate fully with the Company’s internal audit department, independent auditors, internal legal staff, outside legal advisors or any governmental authority in any investigation regarding possible wrongdoing related to the Company’s financial and accounting disclosure; and refrain from improperly influencing or attempting to coerce, manipulate, mislead or fraudulently influence the activities of the internal audit department or any audit conducted by the Company’s independent auditors.

11.                                 Procedures in the Event of a Legal or Policy Violation or Concern:

Company Representatives must promptly report violations of laws, rules, regulations or the Corporate Ethics Policy to appropriate personnel as indicated below.  The Company will not allow retaliation for reports made in good faith. Any Company Representative who is charged with a felony or other serious crime, and any Company Representative who learns that another Company Representative has been charged with a felony or other serious crime, must immediately inform the local Human Resources

Department. The local Human Resources Department, upon being advised of this information, must immediately inform the Company’s Legal Department at the Company’s headquarters in Port Washington, New York.

In addition, all Company Representatives have an obligation to discuss any concern they have with regard to the application of these policies to any conduct in which they participate, are asked to participate, or become aware of.  Normally, such concerns should be brought to the attention of the immediate supervisor of the Company Representative.  The Company is aware that in certain situations it may be unrealistic to discuss concerns with a supervisor and encourages any Company Representative to contact any of the following in such circumstances (all of whom can be reached at the Company’s headquarters in Port Washington, New York).

Richard Leeds - Chairman and Chief Executive Officer

Larry Reinhold - Executive Vice President and Chief Financial Officer

Curt Rush - General Counsel

Robert D. Rosenthal - Chair of the Nominating and Corporate Governance Committee of the Board of Directors

12.                                 Anonymous Complaint Hotline:

The Company has implemented an anonymous reporting system to receive and address complaints regarding improper or questionable accounting practices.  (Examples of improper accounting practices include improper recording of sales transactions, inventory, accounts receivable, accounts payable or other revenue, expense or asset items.) The Company’s Audit Committee of the Board of Directors oversees this process.  The Company has set up an anonymous Telephone Hotline to receive such complaints.  In order to maintain complete anonymity for callers, the Company is utilizing the services of an independent company called Ethicspoint to administer the hotline.

The system is easy to use.  Simply phone the 24 hour toll-free Hotline Number:

866-292-1177	(U.S. and Canada)
0800-032-3687	(England and Scotland)
800-786907	(Italy)
0800-90-4683	(France)
020-793699	(Sweden)
###-##-####	(Spain)
0800-180-0707	(Germany)
800-022-6570	(Holland)

An Ethicspoint compliance specialist will guide you through the questions to complete the report.  The reports will be available only to specific individuals in the Company who are charged with evaluating and, when appropriate, investigating the violation.  The system is designed so that no report is ever shared with implicated parties.

The Company believes this hotline will be an effective tool in reducing losses from improper accounting, fraud and similar practices and therefore help to protect its financial strength.  If you are uncertain if a practice violates Company policy or is illegal, please call the hotline.  The Company would rather be informed of a potential problem than let it go unchecked.  Should you have any questions regarding the anonymous reporting procedures or the hotline, you may contact Curt Rush, the Company’s General Counsel.

13.                                 Exceptions in Particular Cases; Waiver:

In certain very limited circumstances, the Company, acting through the Board of Directors’ Corporate Governance Committee and after being provided with full and complete information as to the circumstances, upon the request of a Company Representative, may permit an activity otherwise restricted under this Policy (other than an activity that would constitute illegal conduct).  In such cases, prior written disclosure of the matter shall be made to one of the persons identified in Section 11 above for further consideration by the Corporate Governance Committee as to whether such activity should be permitted.  In the event that such waiver is requested by a director or executive officer of the Company, such waiver may be granted only by the Board, and must be promptly disclosed to shareholders.

14.                                 Importance of Compliance with These Policies:

It is the duty of all Company Representatives to see that these policies are followed.  Every Company Representative is expected to comply with the policies set forth above.  Failure to do so may not only harm the Company and your fellow employees, it will subject you to disciplinary action, including termination of employment under appropriate circumstances.